EXHIBIT 99.1

Contact:	BPC Financial Marketing John Baldissera 800-368-1217	National Technical Systems Raffy Lorentzian, Sr. V.P. & C.F.O. Tel: (818) 591-0776
Executive Office 24007 Ventura Boulevard Calabasas, California 91302

NATIONAL TECHNICAL SYSTEMS REPORTS

FISCAL 2008 YEAR-END AND FOURTH QUARTER RESULTS

Calabasas, CA – April 29, 2008 –National Technical Systems Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering and evaluation services, announced today results for its fiscal year 2008 and fourth quarter ended January 31, 2008.

Net income for fiscal year 2008 increased 65.4% to $2,615,000, compared to $1,581,000 for the same period in the prior year with corresponding diluted earnings per share of $0.28 for the current year compared to $0.17 for the prior year.

Total revenues for fiscal year 2008 increased 5.8% to $122.4 million from $115.7 million for the same period in the prior year. Revenues from Engineering & Evaluation increased 13.1% to $90.5 million in fiscal year 2008 from $80.0 million for the same period in the prior year. Revenues from Technical Solutions decreased 10.7% to $31.8 million in fiscal year 2008 from $35.6 million for the same period in the prior year.

Operating income for fiscal year 2008 increased 27.4% to $5,946,000, compared to $4,668,000 for the same period in the prior year. Operating income for the Engineering & Evaluation group increased 35.2% to $6,068,000 in fiscal year 2008 from $4,488,000 for the same period in the prior year. Technical Solutions reported an operating loss of $122,000 in fiscal year 2008 compared to an operating income of $180,000 for the same period in the prior year.

“This year was marked by a strong performance in our Engineering and Evaluation group with revenue growth of over 13% and operating income growth of over 35%” said CEO, William C. McGinnis. “The acquisition of United States Test Laboratory will further strengthen our service offerings as we are now uniquely positioned to provide expanded testing capabilities to the military and law enforcement agencies. Our strong performance validates the strength of our team’s execution of our strategic plan, which is to increase revenues and enhance margins through a combination of organic growth and acquisitions. The aerospace and defense markets remained strong throughout the year and our backlog in the Engineering and Evaluation group increased by 30% year-over-year to $41.7 million at January 31, 2008”. McGinnis added: “Our Company-wide initiatives, focused on operational excellence, customer service, increased capacity and enhanced capability, are delivering positive results”.

Total revenues for fiscal 2008 fourth quarter increased 4.3% to $30.5 million from $29.3 million for the same period in the prior year. Net income for fiscal 2008 fourth quarter increased 8.7% to $623,000 from $573,000 for the same period in the prior year with corresponding diluted earnings per share of $0.07 in the current period compared to $0.06 for the same period in the prior year.

In the Engineering & Evaluation segment, revenues for fiscal 2008 fourth quarter increased 9.5% to $23.0 million, compared to $21.0 million for the same period in the prior year. Operating income in this segment for fiscal 2008 fourth quarter was $1.3 million compared to $1.6 million for the same period in the prior year.

In the Technical Solutions segment, revenues for fiscal 2008 fourth quarter decreased 8.4% to $7.6 million compared to $8.3 million for the same period in the prior year. Operating loss in this segment increased to $133,000 for fiscal 2008 fourth quarter from $36,000 loss for fiscal 2007 fourth quarter.

Conference Call

NTS is conducting a conference call to review the financial results today at 10:00 AM Pacific Time (11:00 AM Mountain Time, 12:00 PM Central Time, 1:00 PM Eastern Time). The dial-in number for the call is 1-800-257-2101. A live web cast of the call can be accessed at www.ntscorp.com (Investors page).

About National Technical Systems, Inc.

National Technical Systems, Inc. is a leading provider of engineering and evaluation services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings, and in particular its Annual Report on Form 10-K. Actual results, events and performance may differ materially, including the continuing demand for personal protection equipment and the testing of same. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2008	2007	2008	2007

Net revenues	$30,544,000	$29,275,000	$122,376,000	$115,673,000
Cost of sales	23,518,000	22,304,000	92,501,000	89,030,000

Gross profit	7,026,000	6,971,000	29,875,000	26,643,000

Selling, general and administrative expense	5,925,000	5,385,000	24,071,000	22,176,000
Equity income from non-consolidated subsidiary	(79,000)	(9,000)	(142,000)	(201,000)

Operating income	1,180,000	1,595,000	5,946,000	4,668,000
Other income (expense):
Interest expense, net	(570,000)	(489,000)	(1,950,000)	(1,801,000)
Other income (expense)	293,000	(60,000)	414,000	111,000

Total other expense	(277,000)	(549,000)	(1,536,000)	(1,690,000)

Income before income taxes and minority interest	903,000	1,046,000	4,410,000	2,978,000
Income taxes	242,000	460,000	1,711,000	1,309,000

Income before minority interest	661,000	586,000	2,699,000	1,669,000
Minority interest	(38,000)	(13,000)	(84,000)	(88,000)

Net income	$623,000	$573,000	$2,615,000	$1,581,000

Net income per common share:
Basic	$0.07	$0.07	$0.30	$0.18

Diluted	$0.07	$0.06	$0.28	$0.17

Weighted average common shares outstanding	8,834,000	8,707,000	8,795,000	8,705,000
Dilutive effect of stock options	695,000	759,000	662,000	800,000

Weighted average common shares outstanding, assuming dilution	9,529,000	9,466,000	9,457,000	9,505,000